Exhibit 99.1

For Release on February 19, 2013

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. ANNOUNCES FOURTH QUARTER AND FULL-YEAR

2012 FINANCIAL RESULTS

New York, NY – February 19, 2013 – Town Sports International Holdings, Inc. (“TSI” or the “Company”) (NASDAQ: CLUB), a leading owner and operator of health clubs located primarily in major cities from Washington, DC north through New England, operating under the brand names “New York Sports Clubs,” “Boston Sports Clubs,” “Washington Sports Clubs” and “Philadelphia Sports Clubs,” announced its results for the fourth quarter and full-year ended December 31, 2012.

Fourth Quarter Overview:

•

The Company paid a special cash dividend of $3.00 per share on December 11, 2012. The aggregate amount of the dividends paid totaled $70.3 million with another $1.1 million payable as restricted shares vest.

•	Total member count decreased 12,000 to 510,000 in Q4 2012 and decreased by 13,000 for the full-year 2012.

•	Membership monthly attrition averaged 3.5% per month in Q4 2012 compared to 3.4% per month in Q4 2011.

•	Revenue of $114.2 million in Q4 2012 decreased 1.4% compared to Q4 2011.

•	Comparable club revenue decreased 1.1% in Q4 2012.

•	Diluted loss per share was $0.02 in Q4 2012 compared to diluted earnings per share of $0.14 in Q4 2011.

•

Q4 2012 results reflected the following items amounting to an aggregate net charge of approximately $7.8 million before taxes (approximately $4.3 million net of taxes) or approximately $0.18 per diluted share:

•	$3.2 million ($1.9 million net of taxes) of fixed asset write-offs related to four clubs that sustained damage as a result of Hurricane Sandy.

•	$1.6 million ($924,000 net of taxes) of incremental interest charges related to expenses incurred in connection with the Q4 2012 additional borrowing under the Company’s credit facility.

•	$2.5 million ($1.5 million net of taxes) of an equivalent cash bonus paid to certain option holders in connection with the Company’s special dividend payment.

•

$577,000 ($340,000 net of taxes) of consulting and administration expenses and incremental compensation expense incurred in connection with the Company’s special dividend payment and related stock option modifications.

•	$340,000 of discrete tax benefits.

•	Adjusted EBITDA was $23.2 million in Q4 2012, an increase of $333,000, or 1.5%, when compared to Adjusted EBITDA of $22.9 million in Q4 2011 (Refer to the reconciliation below).

Robert Giardina, Chief Executive Officer of TSI, commented: “We are pleased to have delivered 2012 Adjusted EBITDA of $100 million, modestly exceeding the goal we set for ourselves at the beginning of the year despite the impact of Hurricane Sandy, which resulted in 131 temporary club closures and a decline in member traffic. We are firmly focused on driving personal training and other ancillary revenues and are very excited about the response to new programs like our signature classes, small group training classes and UXF. We also plan to expand our club base, and see opportunities for both acquisitions and new locations in 2013.”

Mr. Giardina added, “We returned $70.3 million to our shareholders in 2012 in the form of a $3.00 per share special dividend. As we look to 2013, we expect that our cash flow generation will exceed the capital outlay to fund club growth. With respect to club growth, we are excited to have announced the acquisition of Fitcorp in Boston. In addition to the five clubs and four managed sites that will join our family, Fitcorp has been a leader in developing corporate programs and managing corporate centers for more than 30 years. We welcome the Fitcorp team and look forward to building upon their success as well as expanding on their unique expertise with corporate clients.”

Fourth Quarter Ended December 31, 2012 Financial Results:

Revenue (in thousands):

	Quarter Ended December 31,
	2012		2011
	Revenue	% Revenue	Revenue	% Revenue	% Variance
Membership dues	$89,176	78.1%	$91,231	78.8%	(2.3)%
Joining fees	3,329	2.9%	2,241	1.9%	48.5%

Membership revenue	92,505	81.0%	93,472	80.7%	(1.0)%

Personal training revenue	14,772	12.9%	15,142	13.1%	(2.4)%
Other ancillary club revenue	5,997	5.3%	5,778	5.0%	3.8%

Ancillary club revenue	20,769	18.2%	20,920	18.1%	(0.7)%
Fees and other revenue	942	0.8%	1,421	1.2%	(33.7)%

Total revenue	$114,216	100.0%	$115,813	100.0%	(1.4)%

Total revenue for Q4 2012 decreased $1.6 million, or 1.4%, compared to Q4 2011. The decrease in revenue for Q4 2012 is primarily comprised of a $1.4 million decrease at our clubs opened or acquired prior to December 31, 2010 and a decrease of $514,000 due to a reduction in fees and other revenue related to education and laundry services. These decreases were partially offset by an increase of $530,000 at the two clubs opened or acquired subsequent to December 31, 2010 (both opened in Q4 2011).

Q4 2012 revenues were negatively impacted as a result of lost operating days due to Hurricane Sandy. At the height of the storm, 131 of our 160 clubs were closed with 16 clubs that remained closed for over a week and two clubs which still remain closed.

Operating expenses:

	Quarter Ended December 31,
	2012	2011	Expense %
	Expense % of Revenue		Increase (Decrease)
Payroll and related	39.7%	37.9%	3.3%
Club operating	37.6%	37.5%	(1.2)%
General and administrative	5.6%	5.3%	4.7%
Depreciation and amortization	10.5%	11.0%	(5.8)%
Impairment of fixed assets	2.8%	—%	100.0%

Operating expenses	96.2%	91.7%	3.4%

Total operating expenses increased 3.4% for Q4 2012 compared to Q4 2011. Operating margin was 3.8% for Q4 2012 compared to 8.3% for Q4 2011.

Payroll and related. The increase in payroll and related expenses in Q4 2012 was primarily related to a $2.5 million bonus payment made in connection with the special dividend paid during Q4 2012, which was partially offset by reductions in club related payroll; including lower bonuses and lower revenue based pay.

General and administrative. The increase in general and administrative expenses in Q4 2012 was primarily related to legal fees and dividend administration expenses incurred in connection with the payment and administration of the special cash dividend payment paid during Q4 2012.

Depreciation and amortization. Depreciation and amortization expense for Q4 2012 decreased primarily due to a decline in our depreciable fixed asset base. Contributing to this was our limited number of club openings over the past five years.

Impairment of fixed assets. In Q4 2012, we recorded fixed asset impairment charges of $3.2 million related to the write-off of fixed assets at four of our clubs that sustained damages from Hurricane Sandy.

Net loss for Q4 2012 was $453,000 compared to net income of $3.3 million for Q4 2011.

Full-Year Ended December 31, 2012 Financial Results

For the full-year ended December 31, 2012, total revenue increased $12.0 million, or 2.6%, compared to full-year 2011. Operating margin was 8.7% for 2012 compared to 7.6% for 2011. In 2012, we recorded fixed asset impairment charges and loss on extinguishment of debt of $3.4 million and $1.0 million, respectively. In 2011, we recorded loss on extinguishment of debt of $4.9 million and no fixed asset impairments. Net income for 2012 was $12.0 million compared to $6.3 million in 2011.

Cash flow from operating activities for full-year 2012 totaled $60.1 million, a decrease of $14.8 million from full-year 2011. Cash flow related to income taxes impacted the change in cash flows as 2011 cash flows benefitted from a net tax refund of $6.6 million while in 2012 net taxes of $836,000 were paid. This decrease was also driven by reductions in cash flows resulting from the timing of payments and collections made associated with prepaid expenses, accounts payable and accrued expenses and deferred revenues.

First Quarter 2013 Financial Outlook:

Based on the current business environment, recent performance and current trends in the marketplace and subject to the risks and uncertainties inherent in forward-looking statements, our outlook for the first quarter of 2013 includes the following:

•

Revenue for Q1 2013 is expected to be between $119.0 million and $120.0 million versus $122.9 million for Q1 2012. As percentages of revenue, we expect Q1 2013 payroll and related expenses to approximate 37.5% and club operating expenses to approximate 37.0%. We expect general and administrative expenses to approximate $7.5 million, depreciation and amortization to approximate $12.1 million and net interest expense to approximate $5.4 million.

•

We expect net income for Q1 2013 to be between $3.5 million and $4.0 million, and diluted earnings per share to be in the range of $0.15 per share to $0.17 per share, assuming a 39% effective tax rate and 24 million weighted average fully diluted shares outstanding.

•	We estimate that EBITDA will approximate $23.5 million in Q1 2013.

Investing Activities Outlook:

For the year ending December 31, 2013, we currently plan to invest $37.0 million to $42.0 million in capital expenditures compared to $22.5 million of capital expenditures in 2012. This amount includes approximately $11.5 million to $17.0 million related to potential 2013 and 2014 club openings, inclusive of amounts for our planned acquisition of the Fitcorp chain in Boston and planned renovations at these clubs as well as a separate single club acquisition in Manhattan. The total capital expenditures also includes approximately $17.0 million to $18.0 million to continue enhancing or upgrading existing clubs and approximately $4.5 million to $5.0 million principally related to major renovations at clubs with recent lease renewals and to upgrade our in-club entertainment system network. We also expect to invest approximately $2.5 million to $3.0 million to enhance our management information and communication systems. We expect these capital expenditures to be funded by cash flow provided by operations and available cash on hand.

Forward-Looking Statements:

Statements in this release that do not constitute historical facts, including, without limitation, statements under the captions “First Quarter 2013 Financial Outlook” and “Investing Activities Outlook”, other statements regarding future financial results and performance and potential sales revenue and other statements that are predictive in nature or depend upon or refer to events or conditions, or that include words such as “expects,” “anticipated,” “intends,” “plans,” “believes,” “estimates” or “could”, are “forward-looking” statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to various risks and uncertainties, many of which are outside the Company’s control, including, among others, the level of market demand for the Company’s services, economic conditions affecting the Company’s business, the geographic concentration of the Company’s clubs, competitive pressures, the ability to achieve reductions in operating costs and to continue to integrate acquisitions, environmental initiatives, any security and privacy breaches involving customer data, the application of Federal and state tax laws and regulations, the levels and terms of the Company’s indebtedness, and other specific factors discussed herein and in other releases and public filings made by the Company (including the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission). The Company believes that all forward-looking statements are based on reasonable assumptions when made; however, the Company cautions that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, one should not place undue reliance on these statements. Forward-looking statements speak only as of the date they were made, and the Company undertakes no obligation to update these statements in light of subsequent events or developments. Actual results may differ materially from anticipated results or outcomes discussed in any forward-looking statement.

About Town Sports International Holdings, Inc.:

New York-based Town Sports International Holdings, Inc. is a leading owner and operator of fitness clubs in the Northeast and mid-Atlantic regions of the United States and, through its subsidiaries, operated 160 fitness clubs as of December 31, 2012, comprising 108 New York Sports Clubs, 25 Boston Sports Clubs, 18 Washington Sports Clubs (two of which are partly-owned), six Philadelphia Sports Clubs, and three clubs located in Switzerland. These clubs collectively served approximately 510,000 members. For more information on TSI, visit http://www.mysportsclubs.com.

The Company will hold a conference call on Tuesday, February 19, 2013 at 4:30 PM (Eastern) to discuss the fourth quarter and full-year results. Robert Giardina, Chief Executive Officer, and Dan Gallagher, Chief Financial Officer, will host the conference call. The conference call will be Webcast and may be accessed via the Company’s Investor Relations section of its Web site at www.mysportsclubs.com. A replay and transcript of the call will be available via the Company’s Web site beginning February 20, 2013.

From time to time we may use our Web site as a channel of distribution of material company information. Financial and other material information regarding the Company is routinely posted on and accessible at http://www.mysportsclubs.com. In addition, you may automatically receive email alerts and other information about us by enrolling your email by visiting the “Email Alert” section at http://www.mysportsclubs.com.

Town Sports International Holdings, Inc., New York

Contact Information:

Investor Contact:

(212) 246-6700 extension 1650

Investor.relations@town-sports.com

or

ICR, Inc.

Joseph Teklits / Farah Soi

(203) 682-8390

farah.soi@icrinc.com

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

As of December 31, 2012 and 2011

(All figures in thousands)

(Unaudited)

	December 31, 2012	December 31, 2011

ASSETS
Current assets:
Cash and cash equivalents	$37,758	$47,880
Accounts receivable, net	6,508	5,857
Inventory	438	290
Deferred tax assets, net	24,897	20,218
Prepaid corporate income taxes	550	73
Prepaid expenses and other current assets	9,866	10,599

Total current assets	80,017	84,917
Fixed assets, net	256,871	286,041
Goodwill	32,824	32,799
Deferred tax assets, net	9,296	19,782
Deferred membership costs	10,811	10,117
Other assets	14,091	15,886

Total assets	$403,910	$449,542

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Current portion of long-term debt	$15,787	$25,507
Accounts payable	7,467	9,180
Accrued expenses	27,053	26,575
Accrued interest	89	950
Dividends payable	305	—
Deferred revenue	37,138	40,822

Total current liabilities	87,839	103,034
Long-term debt	294,552	263,487
Dividends payable	799	—
Deferred lease liabilities	61,732	65,119
Deferred revenue	3,889	5,338
Other liabilities	10,595	12,210

Total liabilities	459,406	449,188
Stockholders’ (deficit) equity:
Common stock	24	23
Additional paid-in capital	(16,326)	(19,934)
Accumulated other comprehensive income	1,226	1,251
Retained (deficit) earnings	(40,420)	19,014

Total stockholders’ (deficit) equity	(55,496)	354

Total liabilities and stockholders’ (deficit) equity	$403,910	$449,542

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the quarters and years ended December 31, 2012 and 2011

(All figures in thousands except share and per share data)

(Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Revenues:
Club operations	$113,274	$114,392	$473,177	$462,051
Fees and other	942	1,421	5,804	4,890

	114,216	115,813	478,981	466,941

Operating Expenses
Payroll and related	45,339	43,889	181,632	177,528
Club operating	42,938	43,480	178,950	176,463
General and administrative	6,430	6,144	24,139	25,799
Depreciation and amortization	11,964	12,707	49,391	51,536
Impairment of fixed assets	3,197	—	3,436	—

	109,868	106,220	437,548	431,326

Operating income	4,348	9,593	41,433	35,615
Loss on extinguishment of debt	—	—	1,010	4,865
Interest expense	6,613	6,009	24,640	24,274
Interest income	—	(12)	(43)	(147)
Equity in the earnings of investees and rental income	(609)	(558)	(2,461)	(2,391)

(Loss) income before (benefit) provision for corporate income taxes	(1,656)	4,154	18,287	9,014
(Benefit) provision for corporate income taxes	(1,203)	904	6,321	2,699

Net (loss) income	$(453)	$3,250	$11,966	$6,315

(Loss) earnings per share:
Basic	$(0.02)	$0.14	$0.51	$0.28
Diluted	$(0.02)	$0.14	$0.50	$0.27
Weighted average number of shares used in calculating (loss) earnings per share:
Basic	23,747,667	22,964,254	23,436,393	22,828,031
Diluted	23,747,667	23,578,768	24,114,540	23,423,797
Dividends declared per common share	$3.00	$—	$3.00	$—

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended December 31, 2012 and 2011

(All figures in thousands)

(Unaudited)

	Year Ended December 31,
	2012	2011
Cash flows from operating activities:
Net income	$11,966	$6,315
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	49,391	51,536
Impairment of fixed assets	3,436	—
Loss on extinguishment of debt	1,010	4,865
Call premium on redemption of Senior Discount Notes	—	(2,538)
Amortization of debt discount	517	244
Amortization of debt issuance costs	1,135	1,127
Noncash rental expense, net of non-cash rental income	(4,037)	(3,663)
Share-based compensation expense	1,306	1,412
Decrease in deferred tax asset	5,865	1,886
Net change in certain operating assets and liabilities	(8,864)	19,129
Increase in deferred membership costs	(694)	(4,183)
Landlord contributions to tenant improvements	1,345	711
Decrease in insurance reserves	(2,071)	(1,679)
Other	(252)	(277)

Total adjustments	48,087	68,570

Net cash provided by operating activities	60,053	74,885

Cash flows from investing activities:
Capital expenditures	(22,490)	(30,907)

Net cash used in investing activities	(22,490)	(30,907)

Cash flows from financing activities:
Cash dividends paid	(70,296)	—
Proceeds from incremental term loan, net of original issue discount	59,700	—
Proceeds from replacement 2011 Term Loan Facility lenders	13,796	—
Principal payments to non-consenting 2011 Term Loan Facility lenders	(13,796)	—
Principal payments on 2011 Term Loan Facility	(36,007)	(8,250)
Term loan amendment related financing costs	(3,346)	—
Proceeds from stock option exercises	2,352	479
Proceeds from 2011 Senior Credit Facility, net of original issue discount	—	297,000
Debt issuance costs	(125)	(8,065)
Repayment of 2007 Term Loan Facility	—	(178,063)
Repayment of Senior Discount Notes	—	(138,450)

Net cash used in financing activities	(47,722)	(35,349)

Effect of exchange rate changes on cash	37	448

Net (decrease) increase in cash and cash equivalents	(10,122)	9,077
Cash and cash equivalents beginning of period	47,880	38,803

Cash and cash equivalents end of period	$37,758	$47,880

Summary of the change in certain operating assets and liabilities:
Increase in accounts receivable	$(645)	$(591)
Increase in inventory	(148)	(74)
(Increase) decrease in prepaid expenses and other current assets	(329)	3,493
(Decrease) increase in accounts payable, accrued expenses and accrued interest	(3,094)	864
Change in prepaid corporate income taxes and corporate income taxes payable	(427)	7,320
(Decrease) increase in deferred revenue	(4,221)	8,117

Net change in certain working capital components	$(8,864)	$19,129

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

Reconciliation of Net Cash Provided by Operating Activities to EBITDA and Adjusted EBITDA

For the Quarters and Full Years Ended December 31, 2012 and 2011

(All figures in thousands)

(Unaudited)

	Quarter Ended December 31,		Full-Year Ended December 31,

	2012	2011	2012	2011
Net cash provided by operating activities:	$16,105	$21,645	$60,053	$74,885
Interest expense, net of interest income	6,613	5,997	24,597	24,127
(Benefit) provision for corporate income taxes	(1,203)	904	6,321	2,699
Changes in operating assets and liabilities	(2,169)	(7,587)	8,864	(19,129)
Impairment of fixed assets	(3,197)	—	(3,436)	—
Loss on extinguishment of debt	—	—	(1,010)	(4,865)
Call premium on the redemption of Senior Discount Notes	—	—	—	2,538
Amortization of debt discount	(206)	(95)	(517)	(244)
Amortization of debt issuance costs	(269)	(287)	(1,135)	(1,127)
Share-based compensation expense	(519)	(487)	(1,306)	(1,412)
Landlord contributions to tenant improvements	(25)	—	(1,345)	(711)
Non-cash rental expense, net of non-cash rental income	1,087	646	4,037	3,663
(Increase) decrease in insurance reserves	(53)	168	2,071	1,679
Increase (decrease) in deferred tax asset	1,171	1,375	(5,865)	(1,886)
(Decrease) increase in deferred membership costs	(479)	625	694	4,183
Other	65	(46)	252	277

EBITDA	16,921	22,858	92,275	84,677
Impairment of fixed assets	3,197	—	3,436	—
Dividend related expenses (1)	577	—	577	—
Payroll bonus payment in connection with dividend (2)	2,496	—	2,496	—
Loss on extinguishment of debt	—	—	1,010	4,865

Adjusted EBITDA	$23,191	$22,858	$99,794	$89,542

(1)	In Q4 2012, the Company’s board of directors declared a special cash dividend of $3.00 per share of common stock payable to shareholders of record as of November 30, 2012 with a payment date of December 11, 2012. In connection with the special dividend, the Company incurred consulting and administration expenses plus incremental compensation expense related to stock option modifications totaling $577.

(2)	In connection with the special dividend payment in Q4 2012, certain option holders holding vested in-the-money options were paid a $3.00 cash bonus equivalent on December 11, 2012 totaling approximately $2,496.

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

Reconciliation of Estimated and Actual Net Cash Provided by Operating Activities to EBITDA

For the Quarter Ending March 31, 2013 and the Quarter Ended March 31, 2012

(All figures in thousands)

(Unaudited)

	Estimated Q1 2013
		Q1 2012
Net cash provided by operating activities	$16,710	$16,404
Interest expense, net of interest income	5,400	5,921
Provision for corporate income taxes	2,350	2,446
Changes in operating assets and liabilities	650	1,451
Amortization of debt discount	(240)	(97)
Amortization of debt issuance costs	(270)	(288)
Share-based compensation expense	(450)	(329)
Landlord contributions to tenant improvements	—	(663)
Non-cash rental expense, net of non-cash rental income	1,000	859
Decrease in insurance reserves	200	589
Decrease in deferred tax asset	(2,500)	(2,413)
Increase in deferred member costs	450	750
Other	200	447

EBITDA	$23,500	$25,077

Non-GAAP Financial Measures – EBITDA and Adjusted EBITDA

EBITDA consists of net income plus interest expense (net of interest income), provision for corporate income taxes, and depreciation and amortization. Adjusted EBITDA is the Company’s EBITDA excluding loss on extinguishment of debt, any fixed asset or goodwill impairments and, in the case of Q4 2012 and full year-2012, charges in connection with the Company’s special dividend payment and incremental share-based compensation expense resulting from option modifications. EBITDA is not a measure of liquidity or financial performance presented in accordance with GAAP. EBITDA, as we define it, may not be identical to similarly titled measures used by some other companies.

EBITDA has material limitations as an analytical tool and should not be considered in isolation or as a substitute for cash flows from operating activities, operating income or other cash flow or income data prepared in accordance with GAAP. The items excluded from EBITDA, but included in the calculation of reported net income, are significant components of the consolidated statements of cash flows and income, and must be considered in performing a comprehensive assessment of our liquidity.

EBITDA excludes, among other items, the effect of depreciation and amortization, which is a significant component of our reported GAAP data. Depreciation and amortization, which is a non-cash item, totaled $12.0 million in the quarter ended December 31, 2012. Although a premise underlying depreciation and amortization is that it will be reinvested in our business to restore, replenish or purchase property, equipment and other related assets, the funds represented by depreciation and amortization could, in the Company’s discretion, be utilized for other purposes (e.g., debt service). Accordingly, EBITDA may be useful as a supplemental measure to GAAP financial data for demonstrating our ability to satisfy our liquidity and capital resource requirements.

Investors or prospective investors in the Company regularly request EBITDA as a supplemental analytical measure to, and in conjunction with, our GAAP financial data. We understand that these investors use EBITDA, among other things, to assess our ability to service our existing debt and to incur debt in the future, to evaluate our executive compensation programs, to assess our ability to fund our capital expenditure program, and to gain insight into the manner in which the Company’s management and board of directors analyze our liquidity. We believe that investors find the inclusion of EBITDA in our press releases to be useful and helpful to them.

Our management and board of directors also use EBITDA as a supplemental measure to our GAAP financial data for purposes broadly similar to those used by investors.

The purposes to which EBITDA may be used by investors, and is used by our management and board of directors, include the following:

•	The Company is required to comply with financial covenants and borrowing limitations that are based on variations of EBITDA as defined in our 2011 Senior Credit Facility, as amended.

•

Our discussions with prospective lenders and investors in recent years, including in relation to our 2011 Senior Credit Facility, have confirmed the importance of EBITDA in their decision-making processes relating to the making of loans to us or investing in our debt securities.

•	The Company uses EBITDA as a key factor in determining annual incentive bonuses for executive officers (as discussed in our proxy statement).

•

The Company considers EBITDA to be a useful supplemental measure to GAAP financial data because it indicates our ability to generate funds sufficient to make capital expenditures (including for the opening of new clubs and the upgrading of existing clubs) as well as to undertake initiatives to enhance our business by offering new products and services in accordance with our strategy.

•	Quarterly, equity analysts who follow our company often report on our EBITDA with respect to valuation commentary.

Adjusted EBITDA has similar uses and limitations as EBITDA. We do not, and investors should not, place undue reliance on EBITDA or Adjusted EBITDA as a measure of our liquidity.